Exhibit 10.6
METHODE ELECTRONICS, INC.
2007 STOCK PLAN
DIRECTOR RSA
FORM AWARD AGREEMENT
     This restricted stock award agreement (the “Award Agreement”), effective as of September 13, 2007 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and _____________ (the “Grantee”).
     WHEREAS, the Company desires to reward Grantee for his/her service as a director of the Company and to encourage him/her to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to deliver to Grantee restricted stock of the Company under the Methode Electronics, Inc. 2007 Stock Plan (the “Plan”) on the terms and conditions set forth herein.
     1. Grant. The Company hereby grants to Grantee a total of [_______] shares of Restricted Stock (the “Restricted Shares”).
     2. Vesting. The Restricted Shares granted hereunder are fully vested as of the date hereof.
     Grantee agrees, as a condition of this Award, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Shares acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the Restricted Shares arising from this Award, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.
     3. Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The construction and operation of this Award Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

     4. Amendment. This Award Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     5. Severability. In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.
     6. Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7. Entire Agreement. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

GRANTEE	METHODE ELECTRONICS, INC.

By:

Paul G. Shelton, Compensation Committee Chairman
[_________________________]